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                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP





                                 August 13, 2001



RAIT Investment Trust
1818 Market Street, 28th Floor
Philadelphia, Pennsylvania 19103

         Re: RAIT Investment Trust, a Maryland real estate investment trust (the "Company") - Registration Statement on Form S-8 pertaining to Eight Hundred Thousand (800,000) common shares of beneficial interest of the Company, par value one cent ($.01) per share (the "Shares"), to be issued pursuant to the Company's Amended and Restated 1997 Stock Option Plan (the "Plan")

Ladies and Gentlemen:

                  We have acted as special Maryland counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), on Form S-8, filed or to be filed with the Securities and Exchange Commission (the "Commission") on or about August 13, 2001, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof. You have requested our opinion with respect to the matters set forth below.

                  In our capacity as special Maryland counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  (i) the declaration of trust of the Company (the "Declaration of Trust") represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the "Department") on November 19, 1997, and Articles of Amendment filed with the Department on January 7, 1998 and September 29, 2000;

                  (ii) the Bylaws of the Company, adopted as of August 14, 1997 (the "Bylaws");

                  (iii) the Organizational Action by Consent in Writing of the Sole Trustee of the Company, dated as of August 14, 1997 (the "Organizational Minutes");




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                  (iv)     resolutions adopted by the Board of Trustees of the
                           Company on December 5, 1997, December 10, 1998, and June 7, 2001 (collectively with the Organizational Minutes, the "Trustees' Resolutions");

                  (v) resolutions adopted by the Sole Shareholder of the Company, dated as of December 5, 1997 (the "Shareholder's Resolutions");

                  (vi) the Registration Statement on Form S-8 and the related form of prospectus included therein (the "Registration Statement");

                  (vii)    the Plan;

                  (viii) a certificate of officer of the Company, dated as of a recent date, which certifies, among other things, that the Declaration of Trust, the Bylaws, the Trustees' Resolutions and the Shareholder's Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect;

                  (ix) a certificate of the Department as to the good standing of the Company, dated as of a recent date; and

                  (x) such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

                  In reaching the opinion set forth below, we have assumed the following:

                  (a) Each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

                  (b) Each natural person executing any of the Documents is legally competent to do so.

                  (c) Any of the Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered. Any of the Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all of the Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise.


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                  (d)      Upon issuance of the Shares, the total number of
                           common shares of beneficial interest of the Company issued and outstanding will not exceed the total number of common shares of beneficial interest that the Company is authorized to issue under its Declaration of Trust.

                  (e) None of the Shares will be issued or transferred in violation of any restriction or limitation on ownership or transfer contained in the Declaration of Trust.

                  (f) None of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the "MGCL"), in violation of Section 3-602 of the MGCL.

                  Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

                  (1) The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the Department.

                  (2) The Shares are available for issuance in connection with the Plan and when the Shares are issued as stock awards or upon the exercise of options duly authorized by the Board of Trustees, or a properly appointed committee thereof to which the Board of Trustees has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.


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                  The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the law of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

                  This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                                      Very truly yours,







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